Exhibit 10.1

Portions of this Exhibit have been omitted
pursuant to a request for confidential treatment.
The omitted portions are marked by ***** and have
been filed separately with the Commission.

AMENDMENT TO THE COLLABORATION AND SUPPLY AGREEMENT
BETWEEN SOLIGENIX, INC., ENTERON PHARMACEUTICALS, INC. AND SIGMA-TAU PHARMACEUTICALS, INC.

This amendment (the "Amendment") is entered into effective as of the 26th day of July, 2011 (the “Amendment Effective Date”) by and between, on the one hand, Soligenix, Inc. (formerly known as DOR BioPharma, Inc.), a Delaware corporation (“SOLIGENIX”), Enteron Pharmaceuticals, Inc., a Delaware corporation a wholly-owned subsidiary of Soligenix (“Enteron”, and together with Soligenix, the “Company”) and on the other hand, Sigma-Tau Pharmaceuticals, Inc. (“Sigma-Tau”).

WHEREAS, Sigma-Tau and Company entered into an agreement titled Collaboration and Supply Agreement dated as of February 11, 2009 (the "Agreement").  The parties now wish to amend the Agreement as set forth herein;

WHEREAS, Sigma-Tau and the Company entered into a Waiver of Right of First Negotiation dated January 18, 2011, where Sigma-Tau waived its right of first negotiation under Section 2.2 of the Agreement to extend its exclusive appointment and related sublicense under Section 2.1 of the Agreement to the EUROPEAN TERRITORY (as defined in the Agreement); and

WHEREAS, Sigma-Tau made an independent bid to Company (outside the scope of Section 2.2 of the Agreement) for such appointment and sublicense to the EUROPEAN TERRITORY, and Company has duly accepted such bid;

NOW, THEREFORE, in consideration of the mutual promises of the parties contained in this Amendment, and for other good and valuable consideration, the parties agree as follows:

1.   All capitalized terms not defined herein shall have the meanings described to them in the Agreement.

2.   Section 1.5 is deleted in its entirety and amended to read as follows:

“APPROVAL” or “APPROVED” means all necessary approval granted by the appropriate AGENCY for any country in the TERRITORY for the manufacture, sale, and distribution of the PRODUCT and AG PRODUCT

(The information below marked by ***** has been omitted pursuant to a request for confidential treatment.  The omitted portion has been filed separately with the Commission.)

for an indication(s), which may include the FDA for the U.S. and the European Medicines Agency for the European Union.

3.   Section 1.21 is hereby amended by inserting the following after the words “the European Union”:

“(to the extent that rights to the PRODUCT are not already sublicensed or licensed by SOLIGENIX or its AFFILIATES in such entrant country)”

4.   Section 1.57 is deleted in its entirety and amended to read as follows:

"TERRITORY" means the United States of America (including its territories and possession, as well as Puerto Rico), Canada and Mexico, as well as the EUROPEAN TERRITORY.

5.   Section 2.2 is hereby deleted.

6.   Section 9.1 is deleted in its entirety and amended to read as follows:

9.1.1           STPI and COMPANY agree that the following milestone has been paid and is no longer due and owing to SOLIGENIX: one million U.S. Dollars (U.S.$1,000,000) to be paid within  thirty (30) days of receipt of a report, certified by SOLIGENIX, stating that the first patient in the PHASE 3 TRIAL has been administered the PRODUCT;

STPI shall pay to SOLIGENIX the following amounts plus VAT, if applicable:

9.1.2           one million U.S. Dollars (U.S.$1,000,000) to be paid within thirty (30) days of receipt of a report from SOLIGENIX showing that the PHASE 3 TRIAL has successfully achieved its primary endpoint consistent with the FDA's Special Protocol Assessment (SPA) feedback in support of an NDA;

9.1.3           one million U.S. Dollars (U.S.$1,000,000) to be paid within thirty (30) days of receipt of a report from SOLIGENIX showing that the PHASE 3 TRIAL has successfully achieved its primary endpoint consistent with the European Medicines Agency's Protocol Assistance feedback in support of an MAA;

9.1.3           ***** to be paid within thirty (30) days upon the cumulative NET SALES in the United States of America (including its territories and

(The information below marked by ***** has been omitted pursuant to a request for confidential treatment.  The omitted portion has been filed separately with the Commission.)

 possession, as well as Puerto Rico), Canada and Mexico, having achieved twenty five million U.S. Dollars (U.S.$ 25,000,000);

9.1.4           ***** to be paid within thirty (30) days upon the NET SALES in the United States of America (including its territories and possession, as well as Puerto Rico), Canada and Mexico, for a consecutive twelve (12) month period exceeding fifty million U.S. Dollars (U.S.$50,000,000);

9.1.5           five million U.S. Dollars (U.S.$5,000,000) to be paid within ten (10) days of the execution of the Amendment dated July 26, 2011 extending STPI’s exclusive appointment and related sublicense under Section 2.1 of the Agreement to the EUROPEAN TERRITORY;

9.1.6           ***** to be paid within thirty (30) days of receipt of a report from SOLIGENIX showing that SOLIGENIX has obtained APPROVAL for PRODUCT from the European Medicines Agency;

9.1.7           ***** to be paid within thirty (30) days upon the cumulative NET SALES in EUROPEAN TERRITORY, having achieved twenty million Euros (€20,000,000); and

9.1.8           ***** to be paid within thirty (30) days upon the NET SALES in the EUROPEAN TERRITORY, for a consecutive twelve (12) month period exceeding forty million Euros (€40,000,000).

For the avoidance of doubt, each of the above milestones will be payable only once for each event described.

The above milestone payments are to be considered STPI's contribution to and reimbursement of the costs and expenses related to the PHASE 3 TRIAL and other activities necessary to obtain and maintain the MARKETING AUTHORIZATIONS. Accordingly, SOLIGENIX undertakes to utilize such milestones payments received prior to the granting of the MARKETING AUTHORIZATIONS only for the furtherance of the PHASE 3 TRIAL and other PRODUCT development activities necessary to obtain and maintain the MARKETING AUTHORIZATIONS in the TERRITORY or relevant subdivision thereof; SOLIGENIX shall send to STPI quarterly reports showing the proper allocation of the above milestones payments.

1.   The attached Appendix B-1 shall be added to, and incorporated into, Appendix B of the Agreement.

2.   Appendix C of the Agreement is deleted in its entirety and replaced with the new Appendix C, dated July 26, 2011, attached hereto.

3.   In addition to and without limiting any other rights set forth in the Agreement and subject to the last sentence in this section 8, in the event that neither STPI, nor its distributors, nor STPI’s AFFILIATES, have had a first commercial sale of the PRODUCT (which shall mean a sale or transfer for value, not including providing free PRODUCT for clinical trial purposes) by the second (2nd) anniversary of SOLIGENIX obtaining APPROVAL for PRODUCT from the European Medicines Agency in at least one (1) of the following countries of the EUROPEAN TERRITORY: the United Kingdom, France, Spain, Italy or Germany (the “Major Market”), then provided that the PRODUCT has been timely supplied by SOLIGENIX in accordance with the terms of the Agreement, SOLIGENIX shall have the right to terminate this Amendment (including, without limitation, the rights to COMMERCIALIZE the PRODUCT in the EUROPEAN TERRITORY as provided hereunder) upon ninety (90) days’ prior written notice to STPI. Upon STPI satisfying the conditions in the clause above, SOLIGENIX shall have no further rights under this Section 8 of this Amendment only, but shall continue to retain all other rights under the Agreement as amended by this Amendment.  Upon such a termination, STPI’s rights under the previous terms and conditions of the Agreement, prior to the execution of this Amendment, shall remain in full force and effect, as if this Amendment had never been in effect.  SOLIGENIX’s termination right under this Section 8 shall not apply if the first commercial sale of the PRODUCT in the European Territory becomes commercially unreasonable or impracticable due to an existing Generic Product in the Major Market, regulatory activity by an AGENCY which either changes the label from the initially approved label or issues a warning with respect to the class of drugs in which the Product is classified, and which would have a material and adverse effect on the Product, unfavorable final reimbursement or pricing on the PRODUCT by a government which would have a material and adverse effect on the COMMERCIALIZATION of the PRODUCT, legal activity within a country of the EUROPEAN TERRITORY which prohibits the sale of the Product, or has a material and adverse effect on the manufacture or sale of the PRODUCT,  or  a serious adverse drug reaction occurs with the PRODUCT, the intensity or frequency of which materially exceeds that known for equivalent products, in each case so long as  the foregoing were not under STPI’s control.

Accepted and Agreed:

Soligenix, Inc. By /s/ Christopher J. Schaber Name Christopher J. Schaber Title President and CEO Date July 26, 2011	Sigma-Tau Pharmaceuticals, Inc. By /s/ Gregg Lapointe Name Gregg Lapointe Title CEO Date July 26, 2011

Enteron Pharmaceuticals, Inc. By /s/ Christopher J. Schaber Name Christopher J. Schaber Title President and CEO Date July 26, 2011

Appendix B-1

EUROPEAN PATENT RIGHTS

LKF Ref. No.	Title	Serial No.	Filing Date	Status	Patent No.
502.206CH	METHOD OF TREATING INFLAMMATORY DISORDERS OF THE GASTROINTESTINAL TRACT USING TOPICAL ACTIVE CORTICOSTEROIDS	02723424.4	15-Oct-2003	Granted	1392321
502.206DE		02723424.4	15-Oct-2003	Granted	1392321
502.206DK		02723424.4	15-Oct-2003	Published
502.206EP		02723424.4	15-Oct-2003	Granted	1392321
502.206FR		02723424.4	15-Oct-2003	Published
502.206GB		02723424.4	15-Oct-2003	Granted	1392321
502.206IE		02723424.4	15-Oct-2003	Granted	1392321
502.206LU		02723424.4	15-Oct-2003	Granted	1392321
502.206MC		02723424.4	15-Oct-2003	Granted	1392321
502.206NL		02723424.4	15-Oct-2003	Granted	1392321
502.206SE		02723424.4	15-Oct-2003	Granted	1392321
502.208CH	Treatment of Graft-Versus-Host Disease and Leukemia with BDP	05856121.8	22-Jun-2007	Published
502.208DE		05856121.8	22-Jun-2007	Granted	602005023655.4-08
502.208DK		05856121.8	22-Jun-2007	Published
502.208EP		05856121.8	22-Jun-2007	Granted	1830857
502.208FR		05856121.8	22-Jun-2007	Published
502.208GB		05856121.8	22-Jun-2007	Published
502.208IE		05856121.8	22-Jun-2007	Granted	1830857
502.208LU		05856121.8	22-Jun-2007	Published
502.208MC		05856121.8	22-Jun-2007	Granted	1830857
502.208NL		05856121.8	22-Jun-2007	Published
502.208SE		05856121.8	22-Jun-2007	Published

(The information below marked by ***** has been omitted pursuant to a request for confidential treatment.  The omitted portion has been filed separately with the Commission.)

Appendix C
July 26, 2011

SUPPLY PRICE

With respect to the United States of America (including its territories and possession, as well as Puerto Rico), Canada and Mexico:

SOLIGENIX shall sell and deliver to STPI the PRODUCT and AG PRODUCT at a SUPPLY PRICE equal to thirty-five percent (35%) of the NET SALES of the PRODUCT and AG PRODUCT. For the sake of good order, SOLIGENIX declares that such thirty-five percent (35%) SUPPLY PRICE is to be allocated as follows:

(i)	FULLY BURDENED MANUFACTURING COST as a transfer price for the PRODUCT and AG PRODUCT, to be paid within thirty (30) days of receipt of the relevant invoice (the "FIXED COMPONENT"); and

(ii)	The remaining amount (representing the remainder of the purchase price for the PRODUCT) to be paid within thirty (30) days of the end of each calendar quarter (the "PERCENTAGE COMPONENT").

With respect to the EUROPEAN TERRITORY:

SOLIGENIX shall sell and deliver to STPI the PRODUCT and AG PRODUCT at a SUPPLY PRICE equal to forty percent (40%) of the NET SALES of the PRODUCT and AG PRODUCT. For the sake of good order, SOLIGENIX declares that such forty percent (40%) SUPPLY PRICE is to be allocated as follows:

(i)	FULLY BURDENED MANUFACTURING COST as a transfer price for the PRODUCT and AG PRODUCT, to be paid within thirty (30) days of receipt of the relevant invoice (the "FIXED COMPONENT"); and

(ii)	The remaining amount (representing the remainder of the purchase price for the PRODUCT) to be paid within thirty (30) days of the end of each calendar quarter (the "PERCENTAGE COMPONENT").

STPI agrees that, while it has the discretion to set the pricing for the PRODUCT and AG PRODUCT, the SUPPLY PRICE shall in no event be less than ***** of the FIXED COMPONENT.

For the avoidance of doubt, in no case shall the SUPPLY PRICE (i.e., the FIXED COMPONENT plus the PERCENTAGE COMPONENT) exceed forty percent (40%) of the NET SALES of the PRODUCT in the EUROPEAN TERRITORY, or thirty-five percent (35%) of the NET SALES of the PRODUCT in the United States of America (including its territories and possession, as well as Puerto Rico), Canada and Mexico.

Notwithstanding the foregoing, but subject to Article 9.3, upon the expiration of the last to expire VALID CLAIM covering the PATENT RIGHTS, the SUPPLY PRICE shall be reduced to a percentage of NET SALES of the PRODUCT or AG PRODUCT to be mutually agreed upon by the parties. If the parties are unable to agree, either party may, by written notice to the other party, have such dispute referred to the respective officers designated below, or their successors, for attempted resolution by good faith negotiation within thirty (30) days after such notice is received. Such designated officers are as follows:

For SOLIGENIX: Christopher J. Schaber, Ph.D., President and CEO

For STPI: Gregg Lapointe, Chief Executive Officer

In the event that the designated officers are not able to resolve the dispute within such thirty (30)-day period, or such other period of time as the parties may mutually agree to in writing, the dispute shall be referred to and finally and exclusively resolved as follows:

(i)
Each party shall appoint an independent expert with reasonably significant and demonstrable experience in the pharmaceutical industry. Such appointees shall reasonably collaborate and appoint an independent expert who they reasonably believe is capable of determining the amount of the reduction in SUPPLY PRICE (such person, the "ARBITRATOR").

(ii)
The ARBITRATOR shall be instructed to deliver a decision in respect of the foregoing reduction amount that is not above or below each of the parties' last best offer and that otherwise takes into consideration applicable legal, regulatory, commercialization and customary marketing concerns related to the PRODUCT and AG PRODUCT. The ARBITRATOR shall be instructed that its decision with respect to the reduction shall be delivered in ten (10) business days (or such time as the parties may mutually agree or the ARBITRATOR may reasonably request), in writing and shall include a statement describing in reasonable detail the decision of the ARBITRATOR. The decision of the ARBITRATOR shall be final and binding and conclusive upon the parties for all purposes under this AGREEMENT (absent fraud or manifest bad faith by the ARBITRATOR). The fees and expenses of the ARBITRATOR shall be shared equally by the parties.

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